FOR IMMEDIATE RELEASE

VERDISYS EXPECTS TO RESTATE Q-II AND Q-III 2003 FINANCIALS BASED ON CONTINUING INVESTIGATION

     Houston, TX – March 15, 2004 - Verdisys, Inc. (VDYS:OB) is conducting an ongoing internal investigation that began in December 2003 into the Company’s activities in the second and third quarters of 2003. The Company has thus far been unable to determine whether certain radial drilling services were actually provided to two of Verdisys’ customers, Edge Capital Group, Inc. and Energy 2000 NGC, Inc in the Monroe field in Louisiana. Accordingly, the Company expects to restate its interim 2003 financial statements to reverse $230,000 of revenue in the quarter ended June 30, 2003, and $605,000 of revenue in the quarter ended September 30, 2003, until such a time that we can confirm such services were performed. Previous restatements of the Company’s third quarter, 2003 financial statements had already been made.

     The Company also believes that an earlier 2003 transaction to purchase software is subject to rescission, which will result in the cancellation of 2 million common shares that were issued. This will result in the reversal of $1,000,000 in impairment expense in the quarter ended June 30, 2003 and a reduction in the number of shares outstanding.

     Verdisys has been fully cooperating with an SEC investigation since last year that has led to a temporary suspension in the trading of the Company’s stock until March 23. The Company believes that the basis for the suspension should be fully addressed by these disclosures and upcoming restatements to the financial statements.

     “We continue to fully cooperate with the SEC, and in our own investigations we are examining the activities underlying the financial statements for 2003,” commented Dr. Ron Robinson, Chairman and interim CEO of Verdisys. “We are actively rebuilding the Company with a solid business model and look forward to putting the events of the past year behind us.”

     In mid-December 2003 the Company’s Board of Directors terminated the employment of its former CEO, and appointed Dr. Ron Robinson as interim CEO. In January 2004, the board also brought in Messrs. David Adams and John O’Keefe as President and COO and Executive VP and CFO, respectively, who continue to act as the turnaround leadership for Verdisys. Additional terminations and reassignments of personnel have also occurred in this timeframe.

     The Company suspended drilling operations in mid-December and restarted them in February 2004 when drilling commenced in Oklahoma for the first of our new oil and gas customers. A second contract in the Delhi field is held up by weather problems.

Delays in restarting the drilling activities have negatively impacted the revenues for the first quarter of 2004.

Some of the pertinent information uncovered in our investigation includes:

·	The Company’s former CEO and former COO were responsible for managing operations in the Monroe field. They failed to properly document and adequately supervise subcontractors who provided drilling services for Edge Capital and Energy 2000 during the second and third quarters of 2003. The third party subcontractors involved may have not performed the tasks and assignments in the proper manner.

·	Certain subcontractors were paid significant amounts to provide these services and have since failed to document the work or certify that it had been performed. Such parties include the drilling unit supplier, rig operations provider, as well as the former manager of Monroe operations for Verdisys. They also include the provider of oil field management services who also acted as consulting geologist in selecting the wells and zones to be drilled. The Company is continuing to pursue these issues and may initiate additional actions as warranted.

·	However, other subcontractors from the Monroe area provided valuable services and adequate documentation that demonstrates the performance of radial drilling operations for Edge Capital and Energy 2000 during this time frame.

·	Further, the Company has determined, when its own rig was deployed in the Monroe field from October through December 2003, that proper documentation and records were generated to substantiate that the drilling services were performed on wells owned by our customers.

·	As a result of the above, the Company cannot currently demonstrate that information disclosed to the public during this period about its operations and finances was complete and accurate, including revenue received from and work performed for Edge Capital and Energy 2000.

     The Company is also in dispute with Edge Capital regarding an unauthorized guarantee provided by the former CEO for $300,000 relating to Edge Capital’s properties.

     The Company also is incurring liquidated damages related to the investment completed in October 2003 that required the Company to file an SB-2 registration statement by December 2003. The Company is preparing the registration statement and plans to file it in March 2004. The investor has expressed a desire to invest any liquidated damages incurred into a new Company security that might be issued in the future.

About Verdisys, Inc.

Our mission is to substantially improve the economics of existing and evolving oil and gas operations through the application of Verdisys licensed technologies.

Verdisys, Inc. provides proprietary oil services and solutions for energy production enhancement including patented lateral drilling technologies and secure satellite communications. We focus our operations in the U.S. and Canada.

For more information, visit www.verdisys.com.

Safe Harbor Statement

Statements in this release that are not historical, are forward looking and involve known and unknown risks and uncertainties, which may cause Verdisys’ actual results in future periods to be materially different from any future performance that may be suggested in this release. Such factors may include, but are not limited to: uncertainty related to properly documenting previously provided services, introduction of new services, commercial acceptance and viability of new services, the need to raise equity capital, the ability to obtain equity financing on acceptable terms, if at all, working capital constraints, fluctuations in customer demand and commitments, fluctuation in quarterly results due to the timing of orders and our capacity to fulfill them, cancellations of orders without penalties, pricing and competition, reliance upon subcontractors, the ability of Verdisys’ customers to pay for our services, additional disciplinary action by the SEC together with such other risk factors as may be included in the Company's periodic filings on Form 10-KSB, 10-QSB, and other current reports.

CONTACTS:

Verdisys, Inc: John O’Keefe or John MacDonald at (281) 364-6999